QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT (10)(b)

FIRST AMENDMENT TO

THE EMPIRE DISTRICT ELECTRIC COMPANY

EMPLOYEES' DISABILITY BENEFIT PLAN

        WHEREAS, The Board of Directors of The Empire District Electric Company adopted an Employee's Disability Benefit Plan (the "Plan") at its meeting held on October 23, 1986; and

        WHEREAS, the Employer reserved the right to amend the Plan in Section 1.2; and

        WHEREAS, The Board of Directors desire to amend the Plan and give oversight of determining the eligibility of any Employee and the amount of disability benefits payable to such employee to the Retirement Committee of the Board of Directors;

        NOW THEREFORE, The Plan is hereby amended effective as of April 25, 2002 in the following manner:

  1.
  The first paragraph of Subsection 1.2 of the Plan is hereby amended to read as follows:

        The Board of Directors of Empire reserves the right to change, amend or terminate this Policy at any time, and its establishment and maintenance shall create no vested right in any Employee either before or after he becomes eligible for a disability benefit hereunder, and does not affect the tenure of employment of any Employee. The Retirement Committee of the Board of Directors shall have discretionary authority to interpret the provisions of this Policy and to determine the eligibility of any Employee and the amount of disability benefits payable to such Employee hereunder.

        IN WITNESS WHEREOF, the Employer has caused this First Amendment to The Empire District Electric Company Employees' Disability Benefit Plan to be executed by its duly authorized representative on this 25th day of April 2002.

THE EMPIRE DISTRICT ELECTRIC COMPANY
By:

Its President
ATTEST
By

Its Secretary

QuickLinks

  EXHIBIT (10)(b)